Exhibit 10.4

EMPLOYMENT AGREEMENT

This Agreement is entered into this 26th day of July, 2007, by and between Cape Savings Bank (the “Bank”), a New Jersey chartered savings bank, and Michael D. Devlin (the “Executive”), and is to be effective at the effective time of the Merger (as defined below) of Boardwalk Bank into the Bank. References to the “Company” mean Cape Bancorp, Inc., a Maryland corporation and the holding company of the Bank.

WHEREAS, the Executive has been employed as an officer of Boardwalk Bank and Boardwalk Bancorp, Inc. (collectively, “Boardwalk”); and

WHEREAS Boardwalk Bancorp, Inc. is to be acquired by the Company pursuant to an Agreement and Plan of Reorganization by and among the Company, the Bank, Boardwalk Bancorp, Inc. and Boardwalk Bank, dated July 26, 2007 (“Merger Agreement”), pursuant to which Boardwalk Bancorp, Inc. will merge into the Company (or a Company subsidiary, followed by a liquidation of Boardwalk Bancorp, Inc. into the Company) with the Company as the surviving entity, and Boardwalk Bank will merge into the Bank with the Bank as the surviving entity (the “Merger”);

WHEREAS, following the Merger the Bank wishes to assure itself of the services of Executive as an officer of the Bank for the period provided in this Agreement; and

WHEREAS, in order to induce the Executive to accept employment with the Bank and to provide further incentive to achieve the financial and performance objectives of the Bank and the Company, the parties desire to specify the terms and conditions of such employment including the rights of Executive upon termination;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

(a) Position and Responsibilities. During the term of this Agreement, Executive shall serve as Executive Vice President and Chief Operating Officer of the Bank. In such capacity, Executive shall be responsible for coordinating activities of the Bank in accordance with the policies and objectives established by the President and Chief Officer. The Executive shall provide general direction and supervision to operations and administrative departments of the Bank, including the personnel and staff functions. Executive shall report directly to the Chief Executive Officer. Executive also agrees to serve, if elected, as an officer of any affiliate of the Bank.

(b) Commitment to the Bank and Outside Organizations. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, with the prior approval of the Board, as evidenced by a resolution of the Board, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business, charitable or civic organizations, which, in the Board’s judgment, will not present any conflict of interest with the Bank, impair the reputation of the Bank or materially affect the performance of Executive’s duties under this Agreement. Executive shall provide the Board of Directors annually for its approval a list of organizations for which the Executive acts as a director or officer.

2.	TERM.

(a) Two-Year Term. The term of this Agreement shall commence as of the Effective Date of the Merger (the “Effective Date”) and shall continue thereafter for a period of two (2) years unless sooner terminated by Executive or by the Bank.

(b) Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive’s employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement. For all purposes hereunder, termination of employment shall mean “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code; provided, however, that Executive shall be deemed to have a Separation from Service if the services Executive performs for the Bank are less than fifty percent (50%) of the services Executive performed prior to his termination of employment. This provision shall be construed in a manner consistent with the final regulations under Section 409A of the Internal Revenue Code.

(c) Consulting Agreement/Resignation of Executive. The Bank and Executive acknowledge that Executive may not wish to devote substantially all of his time and attention to the business of the Bank, and may wish to continue to serve the Bank as a consultant rather than a full-time employee. Accordingly, notwithstanding anything herein to the contrary, Executive may, in his sole discretion, elect to terminate this Agreement for any reason other than a termination pursuant to Section 4(a)(ii) hereof and enter into a Consulting Agreement (in the form attached as Appendix I hereto), provided such election and termination occurs no earlier than six (6) months after the Effective Date. Such Consulting Agreement shall be effective upon termination of this Agreement and shall have a term expiring on the expiration of the original term of this Agreement. Upon such resignation, Executive’s rights and obligations under this Agreement shall end, except to the extent specifically set forth herein, and his rights and obligations shall be as set forth in the Consulting Agreement. Alternatively, if Executive’s resignation is for reasons set forth in Section 4(a)(ii), Executive’s Consulting Agreement shall be null and void and Executive’s rights shall be as set forth in Section 4(b) through (d) hereof.

(d) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in Section 1, the Bank shall provide Executive the compensation specified in this Agreement. The Bank shall pay Executive a salary of Two Hundred Forty Thousand Dollars ($240,000) per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Bank are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Bank may increase, but not decrease (except for a decrease not in excess of any decrease that is generally applicable to all employees) Executive’s Base Salary. Any increase in Base Salary shall become “Base Salary” for purposes of this Agreement.

(b) Bonus. Executive shall be entitled to a retention bonus equal to One Hundred Fifty Thousand Dollars ($150,000.00), fifty percent (50%) of which shall be payable on the first day of the ninth (9th) month after the Effective Date and fifty percent (50%) of which shall be payable on the first day of the eighteenth (18th) month after the Effective Date, provided Executive remains in the employ of the Bank or is a consultant to the Bank pursuant to the terms of the Consulting Agreement on such dates. Executive shall be entitled to participate in any other incentive compensation and bonus plans or arrangements of the Bank. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) Employee Benefits. The Bank shall provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those provided by the Bank to other officers and employees on the Effective Date of this Agreement, and the Bank shall not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees or as reasonably or customarily available. In addition, the Bank will continue Executive’s supplemental disability policy maintained for Executive by Boardwalk and will provide Executive with term life insurance protection with a death benefit of $725,000, in each case until the expiration of the later of the term of this Agreement or the Consulting Agreement. Without limiting the generality of the foregoing provisions of this Section 3(c), so long as Executive remains an employee of the Bank, Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, the Bank’s tax-qualified pension plans (except to the extent that such plans may be frozen to new employees), profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Bank also will provide Executive with an automobile (as approved by the Board) suitable to the position of Executive Vice President and Chief Operating Officer of the Bank, and such automobile may be used by Executive in carrying out his duties under this Agreement as well as for his personal use. The Bank shall reimburse Executive for the reasonable cost of maintenance, use and servicing of such automobile.

(d) Paid Time Off. Executive shall be entitled to four weeks paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements. During the term of this Agreement, the Bank shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, provided such expenses are approved by the Bank or the Board in accordance with the Bank’s expense reimbursement policies and procedures.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined), including the occurrence of an Event of Termination coincident with or following a Change in Control (as defined in Section 5 hereof) during the term of this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

(i) the termination by the Bank of Executive’s full-time employment hereunder for any reason other than a termination for “Cause,” as defined in Section 8, a termination upon “Retirement,” as defined in Section 7, or a termination for “Disability,” as set forth in Section 6; and

(ii) Executive’s resignation from the Bank’s employ upon any of the following, unless consented to by Executive:

(A) failure to appoint Executive to the position set forth in Section 1, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank);

(B) a relocation of Executive’s principal place of employment to a location that is more than 50 miles from the location of the Bank’s principal executive offices as of the date of this Agreement;

(C) a reduction in Base Salary or a material reduction in the benefits and perquisites to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank);

(D) a liquidation or dissolution of the Bank; or

(E) a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination. The Bank shall have at least 30 days to remedy any condition set forth in clause (ii) (A) through (E), provided, however, the Bank shall be entitled to waive such period and make an immediate payment hereunder. No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive’s employment except as provided in this Section 4, or Sections 6 or 22.

(b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, within sixty (60) days of the Event of Termination, subject to the limitations set forth herein, as severance pay or liquidated damages, or both, a lump sum in cash equal to the Base Salary due to Executive for the remaining unexpired term of this Agreement, plus the bonuses due to Executive under paragraph 3(b) for the remaining term of this Agreement.

(c) Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under paragraph 4(b) prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Internal Revenue Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the calendar year in which the Event of Termination occurs. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Internal Revenue Code and shall mean a key employee within the meaning of Section 416(i) of the Internal Revenue Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly traded institution or the subsidiary of a publicly traded holding company.

(d) Notwithstanding the preceding paragraphs of this Section 4, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code or any successor thereto, then the payments or benefits to be provided under this Section 4 shall be reduced to the extent necessary to avoid treatment as an excess parachute payment.

5.	CHANGE IN CONTROL DEFINED.

(a) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

(ii) a change in control of the Bank within the meaning of the Home Owners’ Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

(iii) any of the following events, upon which a Change in Control shall be deemed to have occurred:

(A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 25% or more of the combined voting power of such outstanding securities, except for any securities purchased by any employee stock ownership plan or trust established by the Bank; or

(B) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders of the Bank or the Company was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (B), considered as though they were members of the Incumbent Board; or

(C) a sale of all or substantially all the assets of the Bank or the Company, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Bank or the Company immediately prior to the consummation of the transaction do not own at least 50.1% of the securities of the surviving entity to be outstanding upon consummation of the transaction; or

(D) a proxy statement is issued soliciting proxies from stockholders of the Bank or the Company by someone other than the current management of the Bank or the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or the Company, or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Bank or the Company; or

(E) a tender offer is made for 25% or more of the voting securities of the Bank or the Company, and stockholders owning beneficially or of record 25% or more of the outstanding securities of the Bank or the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b) In the event of a Change in Control, the term “Bank” shall be defined to include any successor in interest to the Bank.

6.	TERMINATION FOR DISABILITY OR DEATH.

(a) Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Bank’s holding company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive’s employment based on Disability.

(b) Executive shall be entitled to receive benefits under any short- or long-term disability plan maintained by the Bank, plus the additional supplemental disability policies assumed by the Bank and maintained for Executive’s benefit.

(c) The Bank shall cause to be continued medical and dental coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank for Executive and his family prior to the termination of his employment based on Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated based on Disability. This coverage shall cease upon the expiration of the later of the term of this Agreement or the Consulting Agreement.

(d) In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary for the remaining term of this Agreement in the same manner and at the same time that such Base Salary would have been paid to Executive had he survived. Such payments are in addition to any other benefits that Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of all employees.

7.	TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Board at any time on or after the second anniversary of the Effective Date of this Agreement or retirement by Executive at any time in accordance with any retirement policy established by the Board. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement (except as specifically set forth in paragraph 3 hereof), and Executive shall be entitled to all benefits for which he is eligible under any retirement plan of the Bank and other plans to which Executive is a party.

8.	TERMINATION FOR CAUSE.

(a) The Bank may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” Termination for “Cause” shall mean termination because of Executive’s breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(b) For purposes of this Section 8, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

9.	RESIGNATION FROM BOARDS OF DIRECTORS.

In the event Executive also serves as a member of the board of directors of the Bank or any affiliate of the Bank at the time of Executive’s termination of employment for Cause, Executive’s service as a director shall immediately terminate. This Section 9 shall constitute a resignation notice for such purposes.

10.	NOTICE.

(a) Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean: (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (B) if his employment is terminated due to the occurrence of an Event of Termination set forth under Section 4(a)(ii)(A)-(E), thirty (30) days after a Notice of Termination is given unless the Bank waives its right to cure and agrees to the Event of Termination, and (C) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c) If the party receiving a Notice of Termination (other than a Notice of Termination in connection with Executive’s election to terminate this Agreement and enter into the Consulting Agreement) desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement. During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.

11.	POST-TERMINATION OBLIGATIONS/NONCOMPETE.

(a) For the additional consideration set forth in sub-paragraph 11(b) below, Executive hereby covenants and agrees that, for a period of two (2) years following the later of (i) his termination of employment with the Bank pursuant to this Agreement or (ii) termination of the Consulting Agreement, he shall not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or of the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or of the Company, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within 50 miles of the locations in which the Bank of the Company has business operations or has filed an application for regulatory approval to establish an office;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or the Company or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within 50 miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office; provided, however, that this restriction shall not apply if Executive’s employment is terminated following a Change in Control; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(b) As further inducement to Executive to honor the provisions of this paragraph 11, the Bank agrees to pay to the Executive on the first day of the seventh (7th) month following Executive’s termination of employment with the Bank under this Agreement, a lump sum cash payment of Seven Hundred Twenty-Five Thousand Dollars ($725,000.00). Should Executive violate the provisions of this Section 11 during the first year following the termination of Executive’s employment under this Agreement, Executive agrees to reimburse the Bank Seven Hundred Twenty-Five Thousand Dollars ($725,000.00), with interest, at the rate of six percent (6%) per annum from the date of Executive’s termination of employment with the Bank. If

Executive violates the provisions of this Section 11 during the second year following the termination of Executive’s employment under this Agreement, Executive agrees to reimburse the Bank Three Hundred Sixty-Two Thousand Five Hundred Dollars ($362,500.00), with interest at the rate of six percent (6%) per annum from the date of Executive’s termination of employment with the Bank.

(c) Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank or the Company as it may exist from time to time, are valuable, special and unique assets of the business of the Bank and the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank or the Company to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company. Further, Executive may disclose information regarding the business activities of the Bank or the Company to any bank regulator having regulatory jurisdiction over the activities of the Bank or the Company, pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank or the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or the Company, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to the Bank or the Company for such breach or threatened breach, including the recovery of damages from Executive.

(c) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

(d) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 11, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to a return of any amounts paid hereunder and any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

12.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company may accede to this Agreement but only for the purpose of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

13.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Notwithstanding the foregoing, this Agreement shall not affect Executive’s rights under Section 6(c) of Executive’s employment agreement with Boardwalk Bank, dated June 1, 1999, as amended.

14.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.	REQUIRED PROVISIONS.

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) The Bank or the Company may terminate the Executive’s employment at any time and for any reason, but any termination by the Bank or the Company, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

17.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New Jersey but only to the extent not superseded by federal law.

20.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles of the Bank’s main office in Cape May Court House, New Jersey, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.	INDEMNIFICATION.

Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(K), and the regulations issued thereunder in 12 C.F.R. Part 359.

22.	PAYMENT OF COSTS AND LEGAL FEES; REINSTATEMENT OF BENEFITS.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (1) all legal fees incurred by Executive in resolving such dispute or controversy; and (2) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

23.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the last known address of Executive or, in the case of the Bank, to the following address: 225 North Main Street, Cape May Court House, New Jersey 08210.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

CAPE SAVINGS BANK

July 26, 2007	By:	/s/ Herbert L. Hornsby, Jr.
Date		President and Chief Executive Officer

CAPE BANCORP, INC.

July 26, 2007	By:	/s/ Herbert L. Hornsby, Jr.
Date		President and Chief Executive Officer

EXECUTIVE:

July 26, 2007	/s/ Michael D. Devlin
Date	Michael D. Devlin